Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-266901 and 333-271662) and Form S-3 (Nos. 333-271664, 333-268972, 333-269729, 333-268722, and 333-272745) of Faraday Future Intelligent Electric Inc. of our report dated March 9, 2023, relating to the consolidated financial statements of Faraday Future Intelligent Electric Inc. for the year ended December 31, 2022 appearing in this Annual Report on Form 10-K/A for the year ended December 31, 2022.

/s/ Mazars USA LLP
New York, NY
August 21, 2023